Jammin Java Corp. 8-K

Exhibit 99.1

To: Brent Toevs and Anh Tran

From: Thomas M. Kim, Director, r² advisors

Date: August 1, 2016

Re: Preliminary Assessment/Executive Summary: Status of Jammin Java Corp.

Marley Coffee’s entrance into the industry has been marked by adversity from the start. Despite these challenges, the company has significantly grown its book of business both nationally and internationally over the past four years. We recognize that aspects of the business could have been executed better, but also commend the company for achieving its current level of success. The company is operating in the face of an unsustainable cash level and uncertainty regarding its licensing agreement. The supply chain is friendly, yet guarded due to the uncertainty surrounding their ability to recoup considerable investments in the company. We’ve also identified other considerations below.

Positives

●	Retail growth opportunities within traditional grocery stores through their expansion at Safeway Albertsons’s and Kroger nationally and new channel expansion opportunities on the table with Costco, Target and Walmart
●	Continued market growth in hotel segment through Courtesy Products distribution relationship
●	Revenue generating partnerships with prestigious colleges, presenting a non-traditional growth stream and continued brand awareness
●	Greatly reduced general expenses not directly related to distribution

Negatives

●	Diminishing capital acquisition opportunities
●	Inopportune timing for taking the company to market
●	Company staff severely reduced

Marley Coffee Business Assessment

A.	Business disruption Impact
1.	If 56 HR wants to continue in the coffee business, the safest way is to continue business operations with Jammin Java, while continuing to look at viable alternatives to ensure the brand’s future success
2.	Current business and brand relationships are established upon many years of development by Jammin Java’s management team
3.	Current management has established credibility within the industry
4.	Management team has built sales opportunities through both traditional and non- traditional methods

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5.	License appears to be within industry norms
6.	If license agreement is terminated in a less than ideal manner, the fall out would adversely affect the brand and future licensing opportunities

B.	Business assessment
1.	Financial viability
i.	Despite the businesse’s inability to generate a positive income to this point, there appears to be a path toward positive income in the future
ii.	Substantial expenses associated with SG&A have been reduced, which could be the most viable path to becoming cash flow neutral in the near term
iii.	Revenue growth has been adversely affected by negative cash flow and low cash reserves
2.	Operational viability
i.	International contracts (Dicalla and Mother Parker) are profitable and positive for the company. Continued growth in this area presents a very real opportunity for the company if management continues to build beneficial relationships
ii.	Direct retail contracts are profitable and positive for the company. Opportunities exist for further growth (Costco, Walmart)
iii.	Distribution contracts appear to be challenging for the company due to the heavily skewed favor toward the distributor in the business relationship
3.	Strategic viability
i.	A majority of the focus is on top-line growth with less consideration on bottom line profitability. Without substantial capital support this strategy appears to be impossible in the future
ii.	It appears probable to continue to capitalize on the industry connections of management team and to develop additional revenue streams (College partnerships between Marley Coffee and Notre Dame, and possibly with the University of Miami of Ohio)
iii.	Continuing to develop international business relationships, most notably South America, South Africa, and Australia, would be very advantageous
4.	Going concern viability
i.	Cash reserves almost fully depleted
ii.	Current negative cash flow could be transformed into a cash flow neutral or cash flow positive position by maintaining and further reducing SG&A expenses. This would require a substantial capital investment that could be put toward working capital
5.	Business viability
i.	The business shows promise both now and in the future
ii.	The company has established itself as a premium brand in highly competitive market place

C.	Most viable path toward future success
1.	Strategic revenue growth with increased focus on expense reduction
2.	Achieving a cash flow neutral or positive position
3.	Obtain additional capital to support working capital requirements
4.	Continue to search for acquisition partners while the company continues operations

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D.	Risk Mitigation
1.	Establish the framework for a long-term licensing agreement
2.	Present a unified front between 56 HR and Jammin Java in order to bring a max value deal to shareholders and creditors from an acquirer. This significantly decreases the possibility for shareholder litigation and other fallout.
3.	Work together to ensure both parties achieve desired outcome for both the brand and future business of Marley Coffee
4.	Live option for acquisition in the form of SCB Capital with the conditional requirements of a long term license in place and an assessment of the impact of the last two months of business operations on the long term prospects of the business

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